Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series M - Floating Rate September 26, 2011	Registration No. 333-163273

PACCAR Financial Corp.

Medium-Term Notes, Series M – Floating Rate

CUSIP# 69371RK47

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐ Barclays Capital Inc.

☒ Citigroup Global Markets Inc.

☐ BNP Paribas Securities Corp.

☒ Mitsubishi UFJ Securities (USA), Inc.

☐ Goldman, Sachs & Co.

☒ J.P. Morgan Securities Inc.

☒ Other: U.S. Bancorp Investments, Inc.

                Banco Bilbao Vizcaya Argentaria, S.A.

acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $100,000,000	Original Issue Date:	September 29, 2011

Agent’s Discount or Commission: 0.20%	Final Maturity Date:	September 29, 2014

Net Proceeds to Company: $99,800,000	Interest Payment Date(s):	March 29, June 29, September 29 and December 29, commencing December 29, 2011

	Record Date(s):	The March 15, June 15, September 15 and December 15 next preceding the applicable Interest Payment Date

Calculation Agent:

Interest Calculation:

☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:
☐ Inverse Floating Rate Note Fixed Interest Rate:
☐ Other Floating Rate Note (see attached)

Initial Interest Reset Date: September 29, 2011

Interest Reset Date(s): March 29, June 29, September 29 and December 29

Interest Rate Basis:

☐ CD Rate	☐ Federal Funds Rate	☐ Prime Rate
☐ Commercial Paper Rate	☒ LIBOR	☐ Treasury Rate
☐ CMT Rate	Designated LIBOR Page:	☐ Other (see attached)
☐ Reuters Page FRBCMT	☒ Reuters Page LIBOR 01
☐ Reuters Page FEDCMT	☐ Reuters Page LIBOR 02
If Reuters Page FEDCMT:	Designated LIBOR Currency:
☐ Weekly Average
☐ Monthly Average

Index Maturity: 3 Month LIBOR

Spread (+/-): +0.92%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐ 30/360 for the period from                      to                     .

☒ Actual/360 for the period from September 29, 2011 to September 29, 2014

☐ Actual/Actual for the period from                      to                     .

Redemption:

☒ The Notes may not be redeemed prior to the Maturity Date.

☐ The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:    %

Annual Redemption Percentage Reduction:    % until Redemption Percentage is 100% of the Principal Amount.

☐ The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒ The Notes may not be repaid prior to the Maturity Date.

☐ The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:                            (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:    %

Form: ☒ Book-Entry        ☐ Certificated

Plan of Distribution:

Name	Title	Principle Amount of Notes
Citigroup Global Markets Inc.	Bookrunner	$30,000,000.00
JP Morgan Securities Inc.	Bookrunner	$30,000,000.00
Mitsubishi UFJ Securities (USA), Inc.	Bookrunner	$30,000,000.00
Banco Bilbao Vizcaya Argentaria, S.A.	Co-Manager	$5,000,000.00
U.S. Bancorp Investments, Inc.	Co-Manager	$5,000,000.00
Total		$100,000,000.00

Other Provisions:

Banco Bilbao Vizcaya Argentaria, S.A., one of the agents, is not a broker-dealer registered with the United States Securities and Exchange Commission. Banco Bilbao Vizcaya Argentaria, S.A. will only make sales of [notes] in the United States, or to nationals or residents of the United States, through affiliates who are registered broker-dealers in compliance with applicable securities laws and the rules and regulations of The Financial Industry Regulatory Authority.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, JP Morgan Securities Inc. or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling JP Morgan Securities Inc. at 1-212-834-4533.